Exhibit 99.1
ENVIRONMENTAL TECTONICS CORPORATION
ANNOUNCES THIRD QUARTER and YEAR TO DATE FISCAL 2010 RESULTS
Southampton, PA, January 12, 2010 — Environmental Tectonics Corporation (OTC Bulletin Board: ETCC) (“ETC” or the “Company”) today announced financial results for the third quarter and nine months of fiscal 2010 which ended on November 27, 2009.
The reader is referred to the Company’s Quarterly Report on Form 10-Q for the period ended November 27, 2009, filed on January 11, 2010, for additional information on the Company’s financial results.
Overview
ETC was incorporated in 1969 in Pennsylvania (USA) and we operate in two segments: the Training Services Group (TSG) and the Control Systems Group (CSG). Product categories included in TSG are pilot training and tactical flight simulators, disaster management systems and entertainment applications. The CSG segment includes sterilizers, environmental control devices and hyperbaric and hypobaric chambers along with parts and service support.
Financial Results
Thirteen weeks ended November 27, 2009 compared to thirteen weeks ended November 28, 2008

	Summary Table of Results
	Thirteen weeks ended:		Variance	Variance
	November 27,	November 28,
	2009	2008	$	%
	(amounts in thousands except share and
	per share information)		( )=Unfavorable
Sales:
Domestic	$4,392	$2,702	$1,690	62.6%
US Government	2,321	367	1,954	532.4%
International	4,261	5,637	(1,376)	(24.4)%

Total Sales	10,974	8,706	2,268	26.1%

Gross Profit	4,444	2,957	1,487	50.3%
Selling, general and administrative	2,905	2,434	(471)	(19.4)%
Research and development	(201)	247	448	181.4%

Operating profit	1,740	276	1,464	530.4%
Interest expense, net	164	417	253	60.7%
Other expense (income), net	121	(27)	(148)	548.2%
Loss on extinguishment of debt	91	—	(91)	n/a
Income tax benefit	(2,606)	—	2,606	n/a
Minority interest	(8)	(1)	7	700.0%

Net income (loss)	$3,978	$(113)	$4,091	3,620.4%
Preferred stock dividends	(594)	(230)	(364)	(158.3)%

Income (loss) applicable to common shareholders	$3,384	$(343)	$3,727	1,086.6%

Per share information:
Earnings (loss) per common share:
Basic	$0.37	$(0.04)	$0.41	1,025.0%
Diluted	$0.19	$(0.04)	$0.23	575.0%

Weighted average common shares:
Basic	9,071,000	9,035,000
Diluted	21,277,000	9,035,000

Net Income
     The Company had a net income of $3,978,000 or $0.37 (basic) and $.19 (diluted) per share during the third quarter of fiscal 2010 compared to a net loss of $(113,000), or $(0.04) per share (basic and diluted), for the third quarter of fiscal 2009, representing an improvement of $4,091,000 in net income. The improvement reflected an increase in sales and corresponding increase in gross profit (both in dollars and in the rate as a percentage of sales) coupled with lower research and development and interest expenses. Additionally, the Company recorded an income tax benefit of $2,606,000 during the period. Acting as partial offsets were higher selling, general and administrative expenses and a loss on extinguishment of debt of $91,000.
Sales
Sales for the third quarter of fiscal 2010 were $10,974,000 as compared to $8,706,000 for the third quarter of fiscal 2009, an increase of $2,268,000 or 26.1%. Significant increases were realized geographically in the U.S. Government and Domestic areas which were partially offset by a decline in international sales.
Domestic Sales
Domestic sales in the third quarter of fiscal 2010 were $4,392,000 as compared to $2,702,000 in the third quarter of fiscal 2009, an increase of $1,690,000 or 62.6%, reflecting a significant increase in sterilizers (up $1,854,000 or 287.9%) and an increase in hyperbaric (up $222,000 or 29.2%). These increases were partially offset by a decline in environmental sales (down $525,000 or 78.7%) which in the prior period benefited from significant work on a large domestic automotive contract basically completed by the prior fiscal year end. Domestic sales represented 40.0% of the Company’s total sales in the third quarter of fiscal 2010, as compared to 31.1% for the third quarter of fiscal 2009.
U.S. Government Sales
U.S. Government sales in the third quarter of fiscal 2010 were $2,321,000 as compared to $367,000 in the third quarter of fiscal 2009, an increase of $1,954,000 or 532.4%, and represented 21.2% of total sales in the third quarter of fiscal 2010 versus 4.2% for the third quarter of fiscal 2009. Significant increases were evidenced in aircrew training systems sales reflecting three contracts with three different U.S. defense agencies. Given the existing U.S. Government sales contracts in the Company’s backlog and the potential for significant awards in the future, the Company anticipates this increase in the concentration of sales with the U.S. Government will continue.
International Sales
International sales, which include sales in the Company’s Polish subsidiary, were $4,261,000 for the third quarter of fiscal 2010 as compared to $5,637,000 in the third quarter of fiscal 2009, a decrease of $1,376,000 or 24.4%, and represented 38.8% of total sales, as compared to 64.7% in the third quarter of fiscal 2009. The unfavorable international performance reflected lower aircrew training systems sales (down $1,872,000 or 51.4% in ETC Southampton), offset in part by higher simulation sales (up $980,000 or 426.1%), both primarily for contracts in the Middle East.
Gross Profit
Gross profit for the third quarter of fiscal 2010 was $4,444,000 as compared to $2,957,000 in the third quarter of fiscal 2009, an increase of $1,487,000 or 50.3%. The favorable performance reflected the sales increase coupled with a 6.5 percentage point increase in the rate as a percentage of sales. The gross margin dollar increase primarily reflected sales and corresponding gross margin increases in sterilizers and simulation products, while favorable gross profit rates as a percentage of sales were evidenced in environmental, simulation and hyperbaric products. Gross profit as a percentage of sales was 40.5% for the third quarter of fiscal 2010 as compared to 34.0% for the prior period. Geographically, favorable gross profit rates were evidenced significantly in U.S. Government and to a lesser extent in the domestic area.
Selling and Administrative Expenses
Selling and administrative expenses for the third quarter of fiscal 2010 were $2,905,000 as compared to $2,434,000 in the third quarter of fiscal 2009, an increase of $471,000 or 19.4%. Consistent with the increased contract awards, additional spending occurred for advertising and trade shows, bid and proposal expenses and travel.
Research and Development Expenses
Research and development expenses include spending for potential new products and technologies and work performed under government grant programs, both U.S. and foreign. This spending, net of grant payments from the U.S., Polish and Turkish governments, was a net credit $201,000 for the third quarter of fiscal 2010 as compared to a $247,000 expense for the third quarter of fiscal 2009, a decrease of $448,000 or 181.4%. The current period included government grant funds in ETC Southampton, ETC-PZL, and our Turkish operation.
Interest Expense
Interest expense for the third quarter of fiscal 2010 was $164,000 as compared to $417,000 for the third quarter of fiscal 2009, representing a decrease of $253,000 or 60.7%. The decrease reflected reduced interest expense on the Company’s subordinated debt which was exchanged for preferred stock under the Lenfest Financing Transaction completed in July 2009.
Other Income/Expense
Other income/expense, net, was a net expense of $121,000 for the third quarter of fiscal 2010 versus a net income of $27,000 for the third quarter of fiscal 2009. Both periods reflected the impact of foreign currency fluctuations.

Loss on Extinguishment of Debt
During the third fiscal quarter of 2010 the Company recorded a loss on extinguishment of debt of $91,000 representing the unamortized portion of a debt discount on a $2 million loan which was repaid on September 1, 2009.
Income Taxes
The Company uses the asset and liability method of accounting for income taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial and tax reporting purposes as well as the valuation of net loss carry forwards. Valuation allowances are reviewed each fiscal period to determine whether there is sufficient positive or negative evidence to support a change in judgment about the realizability of the related deferred tax asset.
Valuation allowances had been recorded against the entire deferred tax asset as of February 27, 2009 due to an uncertainty of sustaining an appropriate level of profitability in future periods. As of November 27, 2009, the Company has reviewed the components of its deferred tax asset and has determined, based upon all available information, that its current and expected future operating income will more likely than not result in the realization of a portion of its deferred tax assets relating primarily to its net operating loss carry forwards. As of November 27, 2009, the Company has approximately $36.8 million of federal net loss carry forwards available to offset future income tax liabilities, beginning to expire in 2025. In addition, the Company has the ability to offset deferred tax assets against deferred tax liabilities created for such items as depreciation and amortization. As a result of the Company’s analysis, an income tax benefit of $2,606,000 has been recorded in the thirteen week period ended November 27, 2009.
     Thirty nine weeks ended November 27, 2009 compared to thirty nine weeks ended November 28, 2008

	Summary Table of Results
	Thirteen weeks ended:		Variance	Variance
	November 27,	November 28,
	2009	2008	$	%
	(amounts in thousands except share and
	per share information)		( )=Unfavorable
Sales:
Domestic	$9,228	$12,348	($3,120)	(25.3)%
US Government	5,833	1,742	4,091	234.9%
International	15,354	13,315	2,039	15.3%

Total Sales	30,415	27,405	3,010	11.0%

Gross Profit	13,827	7,494	6,333	84.5%
Selling, general and administrative	8,599	8,502	(97)	(1.1)%
Research and development	254	946	692	73.2%

Operating profit (loss)	4,974	(1,954)	6,928	354.6%
Interest expense, net	1,030	1,287	257	20.0%
Other expense, net	242	(38)	(280)	(736.8)%
Loss on extinguishment of debt	315	—	(315)	n/a
Income tax benefit	(2,606)	—	2,606	n/a
Minority interest	(4)	(6)	(2)	(33.3)%

Net income (loss)	5,997	(3,197)	9,194	287.6%
Preferred stock dividends	(1,289)	(695)	(594)	(85.5)%

Income (loss) applicable to common shareholders	$4,708	$(3,892)	$8,600	221.0%

Per share information:
Earnings (loss) per common share:
Basic	$0.52	$(0.43)	$0.95	220.9%
Diluted	$0.28	$(0.43)	$0.71	165.1%

Weighted average common shares:
Basic	9,066,000	9,035,000
Diluted	21,290,000	9,035,000

Net Income
     The Company had a net income of $5,997,000 or $0.52 (basic) and $0.28 (diluted) per share during the first nine months of fiscal 2010 compared to a net loss of $(3,197,000), or $(0.43) per share (basic and diluted), for the first nine months of fiscal 2009, representing an improvement of $9,194,000 or 287.6% in net income. The improvement reflected an increase in sales and corresponding increase in gross profit (both in dollars and in the rate as a percentage of sales) coupled with lower research and development and interest expenses. Additionally, the Company recorded income tax benefit of $2,606,000 during the period. Acting as partial offsets were slightly higher selling, general and administrative expenses, other expenses and a loss on extinguishment of debt of $315,000.
Sales
Sales for the first nine months of fiscal 2010 were $30,415,000 as compared to $27,405,000 for the first nine months of fiscal 2009, an increase of $3,010,000 or 11.0%. Significant increases were realized in the U.S. Government and International areas which were partially offset by a decline in domestic sales.
Domestic Sales
Domestic sales in the first nine months of fiscal 2010 were $9,228,000 as compared to $12,348,000 in the first nine months of fiscal 2009, a decrease of $3,120,000 or 25.3%, primarily reflecting significant decreases in environmental products and hyperbaric products (down a combined $4,325,000, 61.1%) offset in part by an increase in sterilizer products (up $1,003,000, 30.6%). Environmental products in the prior period benefited from significant work on a large domestic automotive contract basically completed by the prior fiscal year end. Additionally, given that the environmental products domestic commercial market is primarily automotive, this product line has suffered in the current period from the severe contraction of the three major U.S. car manufacturers. Hyperbaric products reduced activity reflected the impact of the current economic downturn. Domestic sales represented 30.3% of the Company’s total sales in the first nine months of fiscal 2010 as compared to 45.1% for the first nine months of fiscal 2009.
U.S. Government Sales
U.S. Government sales in the first nine months of fiscal 2010 were $5,833,000 as compared to $1,742,000 in the first nine months of fiscal 2009, an increase of $4,091,000 or 234.9%, and represented 19.2% of total sales in the first nine months of fiscal 2010 versus 6.4% for the first nine months of fiscal 2009. Significant increases were evidenced in aircrew training systems sales reflecting three contracts with three different U.S. defense agencies. Given the existing U.S. Government sales contracts in the Company’s backlog and the potential for significant awards in the future, the Company anticipates this increase in the concentration of sales with the U.S. Government to continue.
International Sales
International sales, which include sales in the Company’s Polish subsidiary were $15,354,000 in the first nine months of fiscal 2010 as compared to $13,315,000 in the first nine months of fiscal 2009, an increase of $2,039,000 or 15.3%, and represented 50.5% of total sales, as compared to 48.5% in the first nine months of fiscal 2009. The favorable international performance primarily reflected higher simulation sales (up $3,553,000), offset in part by a decrease in aircrew training systems sales (down $887,000 or 10.5%), representing performance on contracts in the Middle East and Korea, respectively.
Gross Profit
Gross profit for the first nine months of fiscal 2010 was $13,827,000 as compared to $7,494,000 in the first nine months of fiscal 2009, an increase of $6,333,000 or 84.5%. The favorable performance reflected the sales increase coupled with a significant 18.1 percentage point increase in the rate as a percentage of sales. As a percentage of sales, gross profits were 45.5% for the current period compared to 27.4% for the same period a year ago. The gross margin dollar increase primarily reflected sales and corresponding gross margin increases in simulation and ATS products, while favorable gross profit rates as a percentage of sales were evidenced in all product areas. Geographically, favorable gross profit rates were evidenced significantly in the U.S. Government area.
Selling and Administrative Expenses
Selling and administrative expenses for the first nine months of fiscal 2010 were $8,599,000 as compared to $8,502,000 in the first nine months of fiscal 2009, representing a slight increase of $97,000 or 1.1%. As a percent of sales, selling, general and administrative expenses decreased 2.7 percentage points between the periods. The increase in spending in the current period reflected higher bid and proposal costs as well as increased commissions on the higher sales level and mix of contracts. These costs were partially offset by reduced legal fees.
Research and Development Expenses
Research and development expenses include spending for potential new products and technologies and work performed under government grant programs, both U.S. and foreign. This spending, net of grant payments from the U.S., Polish and Turkish governments, totaled $254,000 in the first nine months of fiscal 2010 as compared to $946,000 for the first nine months of fiscal 2009, a decrease of $692,000 or 73.2%. The current period included government grant funds in ETC Southampton, ETC-PZL, and our Turkish operation.
Interest Expense
Interest expense for the first nine months of fiscal 2010 was $1,030,000 as compared to $1,287,000 for the first nine months of fiscal 2009, a decrease of $257,000 or 20.0%. The current period expense reflected a $5,054,000 increase in borrowings which was partially offset by reduced interest expense on the Company’s subordinated debt. This debt was exchanged for preferred stock under the Lenfest Financing Transaction which was completed in July 2009.
Other Income/Expense, Net
Other income/expense, net, was a net expense of $242,000 for the first nine months of fiscal 2010 versus a net income of $38,000 for the first nine months of fiscal 2009. The current period consisted primarily of foreign currency exchange losses whereas the prior period included proceeds from a property damage claim.
Loss on Extinguishment of Debt
During the first nine months of 2010 the Company recorded a loss on extinguishment of debt representing two transactions. In July 2009 the Company’s Subordinated Note was exchanged for preferred stock under the Lenfest Financing Transaction, resulting in a charge of $224,000, which represented the unamortized portion of the debt discount that was recorded at the issuance of this instrument. Additionally, a charge of $91,000 resulted from the unamortized portion of the debt discount on a $2 million note which was repaid on September 1, 2009.
Income Taxes
The Company uses the asset and liability method of accounting for income taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial and tax reporting purposes as well as the valuation of net loss carry forwards. Valuation allowances are reviewed each fiscal period to determine whether there is sufficient positive or negative evidence to support a change in judgment about the realizability of the related deferred tax asset.
Valuation allowances had been recorded against the entire deferred tax asset as of February 27, 2009 due to an uncertainty of sustaining an appropriate level of profitability in future periods. As of November 27, 2009, the Company has reviewed the components of its deferred tax asset and has determined, based upon all available information, that its current and expected future operating income will more likely than not result in the realization of a portion of its deferred tax assets relating primarily to its net operating loss carry forwards. As of November 27, 2009, the Company has approximately $36.8 million of federal net loss carry forwards available to offset future income tax liabilities, beginning to expire in 2025. In addition, the Company has the ability to offset deferred tax assets against deferred tax liabilities created for such items as depreciation and amortization. As a result of the Company’s analysis, an income tax benefit of $2,606,000 has been recorded in the thirteen week period ended November 27, 2009.
Liquidity and Capital Resources
     Cash increased $2,453,000 from February 27, 2009. Operating activities generated $1,165,000 of cash primarily reflecting net income and non-cash expenses which was partially offset by increases in current asset accounts. Investments required $1,616,000 reflecting equipment spending and software development. Financing activities generated $2,536,000 consisting primarily of borrowing under the Company’s line of credit and a reduction in restricted cash in the Company’s Turkish operations.
Backlog
     The Company’s sales backlog at November 27, 2009 for work to be performed and revenue to be recognized under written agreements after such dates, was $105,647,000, up $61,323,000 from February 27, 2009.
Commentary
     William F. Mitchell, ETC’s President and Chairman, stated, “This financial report reflects the significant impact of numerous major contracts which were booked in the last 12 months. Awards have been received from the U.S. Navy and Air Force for state-of-the-art simulators and from a long time customer in Southeast Asia for multiple aircrew training simulators.
     “The increase in our cash balance is especially encouraging. ETC had been under severe cash restraints for some time. A growing company requires cash to expand its operation. With our significant backlog of contracts, our increased bank line and access through Gerry Lenfest for an additional $7.5 million to finance some of our existing and potential large U.S. Government contracts, ETC should be poised for the near future to fund its operations.”
     ETC was incorporated in 1969 in Pennsylvania and last year we celebrated our 40th anniversary. Our core technologies include the design, manufacture and sale of Training Services (TSG) which includes (1) software driven products and services used to create and monitor the physiological effects of flight; (2) high performance jet tactical flight simulation, and; (3) driving and disaster simulation systems, and Control Systems (CSG) which includes: (1) steam and gas sterilization; (2) testing and simulation devices for the automotive industry, and; (3) hyperbaric and hypobaric chambers. Product categories included in TSG are Aircrew Training Systems (ATS) and flight simulators, disaster management systems and entertainment applications. CSG includes sterilizers, environmental control devices and hyperbaric chambers along with parts and service support.
     This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on ETC’s current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about ETC’s and its subsidiaries that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

     These forward-looking statements include statements with respect to the Company’s vision, mission, strategies, goals, beliefs, plans, objectives, expectations, anticipations, estimates, intentions, financial condition, results of operations, future performance and business of the company, including but not limited to,( i) projections of revenues, costs of materials, income or loss, earnings or loss per share, capital expenditures, growth prospects, dividends, capital structure, other financial items and the effects of currency fluctuations, (ii) statements of our plans and objectives of the Company or its management or Board of Directors, including the introduction of new products, or estimates or predictions of actions of customers, suppliers, competitors or regulatory authorities, (iii) statements of future economic performance, (iv) statements of assumptions and other statements about the Company or its business, (v) statements made about the possible outcomes of litigation involving the Company, (vi) statements regarding the Company’s ability to obtain financing to support its operations and other expenses, and (vii) statements preceded by, followed by or that include the words, “may,” “could,” “should,” “looking forward,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” or the negative of such terms or similar expressions. These forward-looking statements involve risks and uncertainties which are subject to change based on various important factors. Some of these risks and uncertainties, in whole or in part, are beyond the Company’s control. Factors that might cause or contribute to such a material difference include, but are not limited to, those discussed in our Annual Report on Form 10-K for the fiscal year ended February 27, 2009, in the section entitled “Risks Particular to Our Business.” Shareholders are urged to review these risks carefully prior to making an investment in the Company’s common stock.
     The Company cautions that the foregoing list of important factors is not exclusive. Except as required by federal securities law, the Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.
Contact: Duane D. Deaner, CFO Tel: 215-355-9100 (ext. 1203)                    Fax: 215-357-4000
ETC — Internet Home Page:          http://www.etcusa.com